Exhibit 99.1

Conference Call Transcript

Forward-Looking Statements:

The attached transcript contains forward-looking statements. There are a number of factors that could cause Engelhard’s actual results to vary materially from those projected in the forward-looking statements. For a more thorough discussion of these factors, please refer to “Forward-Looking Statements” (excluding the first and last sentence thereof) on page 31 of Engelhard’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, dated November 8, 2005 and the Key Assumptions to Forward-Looking Information attached hereto.

The Company does not as a matter of course make detailed public projections as to future performance or earnings. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company’s independent accountants have not examined, compiled or otherwise applied procedures to the projections and, accordingly, do not express an opinion or any other form of assurance with respect to the projections. The Company’s internal financial forecasts are prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments.

The projections also reflect numerous assumptions made by management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that the Company or its affiliates or representatives considered or considers the projections herein should be relied upon as such.

Neither the Company nor any of its affiliates or representatives have made or makes any representations to any person regarding the ultimate performance of the Company compared to the information contained in the projections.

Additional Information and Where To Find It:

The attached transcript does not constitute an offer or invitation to purchase or a solicitation of an offer to sell any securities of Engelhard. In connection with the BASF tender offer, BASF filed a Tender Offer Statement on Schedule TO on January 9, 2006, which has been amended (the “Tender Offer Statement”). Engelhard has filed certain materials with the SEC, including a Solicitation/Recommendation Statement on Schedule 14D-9, which has been amended (the “Schedule 14D-9”). Engelhard plans to file with the SEC and mail to its shareholders a Proxy Statement on Form 14A relating to the 2006 annual meeting of shareholders and the election of directors (the “2006 Proxy Statement”). Information regarding the names of Engelhard’s directors and executive officers and their respective interests in Engelhard by security holdings or otherwise is set forth in Engelhard’s Proxy Statement relating to the 2005 annual meeting of shareholders (“2005 Proxy Statement”). Additional information regarding the interests of such potential participants will be included in the 2006 Proxy Statement and other relevant documents to be filed with the SEC in connection with Engelhard’s 2006 annual meeting of stockholders that will be filed with the SEC.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Tender Offer Statement, Schedule 14D-9, 2005 Proxy Statement, 2006 Proxy Statement (when it is filed and becomes available) and other documents filed by Engelhard or BASF with the SEC at the SEC's website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of each of the Schedule 14D-9, 2005 Proxy Statement and 2006 Proxy Statement (when it is filed and becomes available), as well as Engelhard's related filings with the SEC, from Engelhard by directing a request to Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, Attention: Investor Relations or at 732-205-5000.

Copies of Engelhard’s letter to stockholders and Schedule 14D-9 may also be obtained from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at Engelhard@mackenziepartners.com.

Engelhard also reiterates its position that disclosure of the possible terms of or parties to a potential transaction would jeopardize continuation of negotiations, and Engelhard does not intend to make any such disclosure prior to the execution of a definitive acquisition agreement or letter of intent.

Key Assumptions to Forward-Looking Information

1.	Environmental Technologies

Light Duty Vehicles

•	Light duty vehicle builds will grow globally at 2% over the plan period, from 62 million vehicles in 2005 to 68 million by 2010, driven primarily by increasing living standards in emerging markets.

•
N. America with strictest regulation and largest engines averages almost three catalysts per vehicle. Europe, with increasing penetration rates of catalyzed soot filters (CSF) will increase to slightly over two catalysts per vehicle. Tightening regulatory standards in developing countries will bring the average in these regions up to one catalyst per vehicle.

•	Increasingly strict regulatory standards and fluctuating precious metal pricing will require more advanced technology with related value pricing.

•
Net effect of the above is that the global market for light duty emission control catalysts will grow at a 5% CAGR, from $1.5B in 2005 to $1.9B by 2010. Of the $1.9B in 2010, $1.4B relates to gasoline with the remaining $0.5B relating to light-duty diesel, primarily in Europe.

•	Gasoline:

1.	Global segment will grow from 103M catalysts in 2005 to 115M by 2010, a 2.2% CAGR, with an average catalyst manufacturing charge of $12/catalyst.

2.	N. America and Europe will show minimal growth with Japan and Korea flat. Most of the growth will come from emerging markets, led by China.

3.
Stricter regulations will be adopted in the emerging markets over the plan period. China and India will begin Euro 3 this year and Euro 4 by 2008-10. Brazil will adopt a US Tier 2 program in 2009. Russia will begin to implement Euro 2 this year and Euro 3 by 2008.

•	Light-duty Diesel:

1.
Europe, which accounts for 75% of the market, will grow from 9.4M vehicles in 2005 to almost 12M by 2010, a 5% CAGR. A large percentage of the remaining 25% is produced in Japan and Korea for export into Europe.

2.	The biggest driver for this growth is the diesel penetration rate growing from 46% this year to 50% by 2010.

3.	The catalyst market for light-duty diesels in Europe is currently forecasted to be almost $400M by the end of 2010. The largest growth opportunity is the accelerated adoption rate of CSF’s.

4.
Euro 4, which began phasing in 2004 (2005 new platforms) has not been filter (CSF) forcing. However, several European countries became aware that ambient air quality standards were being exceeded in urban areas, primarily due to particulate matter. Driving restrictions on unfiltered vehicles were discussed as a possible solution which prompted OEM’s to “voluntarily” install filters.

5.
Awareness of particulate matter has forced the EU to accelerate the adoption of Euro 5 for light-duty diesel (now projected for 2009). Euro 5 reduces particulate emissions by 80% vs. Euro 4 and will be filter forcing for a majority of diesel vehicles.

6.	Grow EC’s market share in Europe from 24% to 35% by 2008.

Heavy-Duty Diesel

•	HDD engine demand will increase only 1% per year, from 1.6M engines in 2005 to 1.7M engines in 2010 in the U.S., Europe and Japan.

•	However, tightening regulations will increase the catalyst market from 1.4M units in 2005 to 5M units in 2010.

•	Revenues (ex-PGM/ex-substrate) are projected to grow from $100M in 2005 to $330M in 2010.

•	For On-Road, US 2007 & 2010, Euro 4 & 5 and Japan 2005 & 2009 are “On Track” for implementation.

•	Successful fleet testing of US07 emission systems in 2006.

•	Non-vanadium SCR will be required in US, Europe and Japan.

•	European tax incentive programs will drive early adoption of CSF’s.

•	New off-road regulations begin in 2008 and are not included in revenues or earnings estimates.

Stationary Source

•
The Food Service market will grow from $3M in 2005 to $10M in 2010 driven by pending charbroiler regulations (2007). Addresses fine particulate control and health and safety benefits for ventless ovens.

•	Successful development of differentiated mercury sorbent technology for coal-fired power plants assumed for 2008-2010.

Temperature Sensing

•	Market will grow from $225M in 2005 to $300M in 2010, a CAGR of 6%.

•	EC will improve on its 8% market share through three growth strategies:

1.	Accelerate optical thermometry commercialization by penetrating new markets.

2.	Continue Asia geographic expansion.

3.	Add wafer thermocouple technology to complete EC temperature measurement portfolio.

2.	Process Technologies

Chemicals

•	Gas Economy catalyst market forecast to approximate $350M in 2006 with a CAGR of 15%.

•	Additional Gas Economy catalyst growth from:

1.	Planned expansion from current “gas-to-liquids” (GTL) customer.

2.	Leveraging Fischer-Tropsche catalyst technology to other major GTL players.

3.	Leverage our syngas position from Nanjing acquisition.

•
Successful entry into unserved petrochemical markets, including ethane based styrene, ethane based acetic acid, propane based acrylic acid and propane based propylene oxide, based on current commercial agreements.

•	Growth rates for catalyst markets for oleochemicals, petrochemicals and fine chemicals range from 2% to 10%.

Petroleum Refining

•	FCC Additives growth approximating 22%:

1.	Underlying market growth of 10%.

2.
Additional growth from the expansion into environmental and gasoline conversion additive technologies to meet increasing global demands of propylene and petrochemical feedstocks and regulatory compliance.

•	Entry into new refining market areas by leveraging EC technology through prospective licensing agreements, including hydrocracking, deep catalytic cracking and reforming.

•	FCC market growth only projected at 2% with additional income from productivity gains.

•	Natural gas price used was $7.25 per MMBTU. Adverse variances are expected to be substantially covered by surcharges and other pricing actions.

Polyolefins

•	Polypropylene growth approximating 26%:

1.
Assumed growth of 7% in proprietary catalyst representing underlying market growth of 5-6% and remaining growth through differentiation and acceleration of our technology development into the packaging and film markets.

2.	Growth in volume from new licenses.

•	Continuation of entry into polyethylene market.

3.	Appearance and Performance Technologies

Personal Care Materials

•
7% growth per year in delivery systems for personal care through 2009. In the case of commodity vitamins (30% of market) where we don’t participate, the rate is 5%. For more specialized actives, such as unique extracts from plants, the growth rate is closer to 10%.

•	Additional revenues/earnings from expanding the product offerings globally from the acquisitions made in the U.S. and France in 2004 and 2005.

•	Additional earnings from optimizing synergies in technology, manufacturing and sales as we continue to integrate the two acquisitions.

Effects

•	Market for effects pigments in cosmetics and personal care will grow at 7% per year. The market growth rate for industrial applications will be 4-5%. Growth in the automotive market will be lower.

•	Expanding our innovation track into new programs beyond mica and borosilicate glass, bismuth and film by focusing R&D on technology platforms and away from line extensions will add $15M to revenues.

•	Cost reductions will add $10M to earnings by 2010.

•	Faster innovation and an applications lab in China will work to counter Chinese competition. As well as paying attention to costs.

Kaolin

•	Recover $10M in revenue and $4M in earnings from strikes in Finland and Canada.

•	$24M in revenue in 2010 from Décor Growth Program (decorative laminate paper market with substitution for TiO2).

•	Crop Protectants (Surround) will add $28M of revenues and $10M of earnings by 2010.

•	Cost reduction initiatives will add $12M in earnings.

•	Natural gas price used was $7.25 per MMBTU. Adverse variances are expected to be substantially covered by surcharges and other pricing actions.

4.	Ventures

•	Alumina business acquired in 2005 accounts for $12M of 2010 operating earnings with modest growth rates.

•	Frac Sand accounts for $9M of 2010 operating earnings and depends mostly on continued demand from the energy sector.

•	Aseptrol/Water Treatment are slated to generate $7M of operating earnings related to health requirements.

•	Nothing included in revenues and earnings for Ceramic Proppants and Battery Materials programs.

5.	Corporate

•	Share buy-back programs, enabled by operating cash flows, will offset the dilutive impact of employee benefit plans. Diluted shares outstanding for Operating Plan period are 122 million.

•	The average effective tax rate for the Operating Plan period is 23%, with the 2010 period at 24%.

•
Equity earnings from the Company’s equity method joint ventures, which primarily serve the Japanese and Korean automotive catalyst markets, have conservatively been held constant throughout the plan period, despite a 25% CAGR over the past three years.

Q4 2005 Engelhard Corporation Earnings Conference Call
February 2, 2006 - 9:00 AM ET

CORPORATE PARTICIPANTS
Gavin Bell
Engelhard - VP, IR

Barry Perry
Engelhard - Chairman & CEO

Mike Sperduto
Engelhard - CFO

CONFERENCE CALL PARTICIPANTS

Jeffrey Zekauskas
J.P. Morgan - Analyst

Mike Sison
KeyBanc - Analyst

Chris Kapsch
Black Diamond Research - Analyst

David Begleiter
Deutsche Bank - Analyst

John McNulty
Credit Suisse First Boston - Analyst

Dmitry Silversteyn
Longbow Research - Analyst

Brandy Chen
Credit Suisse - Analyst

P.J. Juvekar
Citigroup - Analyst

S.T. Tallapragada
Quattro Global Capital - Analyst

PRESENTATION

Operator

(OPERATOR INSTRUCTIONS). I would now like to introduce Mr. Gavin Bell, Vice President of Investor Relations.

Gavin Bell - Engelhard - VP, IR

Thank you and welcome, everyone. Management's comments today will contain forward-looking statements. There are a number of factors that could cause Engelhard's actual results to vary materially from those projected in these forward-looking statements. For a more thorough discussion of these factors, please refer to page 30 of Engelhard's 2004 Form 10-K dated March 11, 2005.

Barry Perry, our Chairman and CEO, and Mike Sperduto, our CFO, are here this morning. Following Barry's remarks, we will open the call for Q&A. And with that, I will turn it over to Barry.

Barry Perry - Engelhard - Chairman & CEO

Thanks, Gavin. Good morning. This morning we would like to provide a review of 2005 results, 2005 highlights by segment, an overview of the fourth quarter by segment, and implications of those results on future expectations. A script of this call, along with a transcript of the Q&A, will become part of an amended 14D9 filing. References to the business plan or related forecasts are consistent with those included in the content of the 8-K on our website.

I would like to point out that as noted in the footnotes of the document on the website this business plan was developed as part of our normal annual internal process in August of 2005, four months before we had any knowledge of BASF's intentions. Clearly it was not developed in response to this situation as one recent report suggested. Directionally it is consistent with the timing of the growth scenarios that we have been communicating for the past six quarters.

So with that, let me turn to our results. As we reported, total company earnings from continuing operations were $0.54 a share, an increase of 15% versus last year. Net sales in the quarter grew 26% to $1.3 billion. Full-year 2005 income from continuing operations was $2.02 per share, a 7% increase over $1.89 per share in 2004.

The significant investments we made in recent years in both organic growth initiatives and strategic acquisitions are just beginning to pay off. Those actions have positioned Engelhard to generate strong earnings growth over the next several years. We continued to see 2006 as an inflection point in our overall strategic growth plan.

Let me summarize a few key financial highlights for the year. In 2005 we continued to meet our commitment to deliver balanced financial results and enhanced shareholder value. After dividends and before voluntary pension contribution, we generated free cash flow in excess of $100 million for the fifth consecutive year. That was achieved despite increased working capital demands, higher capital spending and a $0.01 per share dividend increase. We delivered earnings growth despite the $0.06 per share negative impact resulting from the liquidation of our former Engelhard-CLAL joint venture assets in 2004. We were able to absorb higher natural gas costs and hurricane-related impacts during the year and still deliver 7% earnings growth. Our return on invested capital remains strong at 13%, well in excess of our weighted average cost of capital. Return on average equity was 17%.

We maintained 13% operating margins in our technology segments, resulting from a balanced approach of driving growth and managing the business mix across our Enterprise coupled with an intense focus on productivity. Importantly, new technologies generated more than $200 million of those sales. Engelhard's balance sheet remains strong. Our total debt to cap ratio of 29% remains near 13-year lows.

From an operations perspective, strong technology positions and intense focus on productivity improvements supported earnings growth. Let me give you just a few representative examples of operating accomplishments in 2005 and their longer-term influence on value.

In Environmental Technologies, we expanded capacity in China and continue to work with our joint venture partners in other parts of Asia to improve Engelhard's position in China, as well as the overall Asian marketplace. Our joint ventures in Japan and Korea have exhibited a 25% earnings growth rate over the past few years. We own 42% of NECC, a publicly traded company in Japan, and 49% of Heesung-Engelhard in Korea. We became the first automotive supplier to commercialize a palladium containing catalyst for light-duty diesel applications. Earlier we commercialized the first catalyzed soot filter in Europe. This clearly changed our growth profile and participation in this area of the market. We continue to leverage our global automotive catalyst position as gains in European diesel markets offset softness in North American gasoline markets. Heavy-duty diesel OEM demonstrated strong performance as our investments over the past two years continue to drive results.

This may be a good time to provide some clarification on diesel while there seems to be some confusion related to substrates, and I guess given the dynamics that is not unexpected. Two factors drive those dynamics. As regulations expand to include larger engines, they incorporate larger more complex substrates. For heavy-duty, the substrate to catalyst ratio moves from 1.2 to 1 to 2.3 to 1. So in 2010 the total revenue is more than three times the catalyst revenue. In lighter duty diesel applications, filter substrates made of silicon carbide are three to five times the cost of standard cordierite substrates. Today substrate is two times catalyst. By 2010 it could approach four times. Therefore, the total revenues would be five times the catalyst revenues.

That may be more than you wanted to know about substrates, but again we felt clarification was necessary.

It is also true that our forecasts are not as aggressive as some competitive outlets. Our business plan excluded areas of uncertainty related to the timing of diesel regulations in Asia and the robustness of the U.S. off-road startup scheduled for 2008.

So moving onto process technologies. We achieved growth from both expansion into previously unserved markets and from organic growth in several key markets. We increased our SEC output to meet increased demand for high-yield premium catalysts like NaphthaMax™ and Flex-Tec™ for resin processing. We commercialized our next generation fluid cracking catalyst NaphthaMax II™, further enhancing Engelhard's technology lead in this market. We acquired the operations of NCIC, expanding our technology offering in the world energy and chemical-process markets and increasing our presence in China. The translation of that technology to Western commercial markets was validated late in 2005. We expanded our Fisher-Tropsche gas to liquid technology lead and added syngas capability from that NCIC acquisition, which expands our gas-based energy and fuels portfolio. Polyethylene technology was commercialized, providing growth leverage to our existing polypropylene catalyst technology. The new polymer catalyst operation in Tarragona, Spain ramped up in 2005.

In Appearance and Performance Technology, we completed and successfully integrated the acquisition of Coletica S.A., broadening the operating platform and market region of personal care materials business. 2006 will be the first full year of the newly integrated personal care materials business.

We successfully redirected our mid-Georgia assets to higher margin specialty kaolin and refinery catalyst markets and continue to do so to optimize mix.

In our Ventures Group, the Adcats business of Almatis was acquired, expanding the company's technology portfolio to include catalyst supports and alumina-based absorbents and desiccants. In addition, the Ventures Group already has customer commitments for a new proppants plant that will start up in the second half of '06. The Ventures Group will contribute $15 million in operating earnings in 2006 from virtually zero in 2005. [Actual operating earnings for the Ventures Group for 2005 was $6.1 million.]

These are just a few examples of short-term successes that will deliver long-term value to our shareholders. I will now go through the segment operating results for the fourth quarter.

In Environmental Technologies, as we have been forecasting, operating earnings fell 4%, primarily as a result of unfavorable volume and mix in light-duty vehicles. Sales rose 25%, driven primarily by strength in the European light-duty diesel market and higher substrate volumes.

The worldwide auto production market was about flat in the fourth quarter as strength in North American and Asia offset a decline in European car builds. Strength in Asia was also evident in our equity income line as our joint venture partners in that region contributed solid performance in the quarter.

We continue to be on track with the plan we have been communicating for six quarters. Beginning in model year 2007, the introduction of stricter clean air regulations in Europe, the U.S. and Asia including China is expected to fuel Environmental Technologies' annual earnings growth in the low teens through 2010.

Turning to Process Technologies, earnings grew 19% from a 13% increase in sales resulting from strong demand for technologies for petroleum refining and chemical-process markets. In the refining market, our family of advanced technical solutions for catalyst and additives based on the DMS platform and including the recent introduction of NaphthaMax II™ now accounts for over half of the product mix. DMS was commercialized only five years ago, and it continues to grow, and our mix of refiners around the world value the increased yields and other benefits from that technology.

Following on the successful translation to additives, the functionality offered by DMS technology is also being evaluated in non-refining chemical markets. In our chemical-process markets, customers continue to drive more volume through their reactors as capacity utilization rates hover near 90%. Strong technology leadership positions in petroleum refining and chemical-process markets enhanced with new product and application technologies and acquisitions give us confidence that we can achieve our business plan target of midteens annual earnings growth through 2010 in this segment.

In Appearance and Performance Technologies, earnings fell 3% primarily resulting from the impact of a severe hurricane season and the continuing negative impact of higher natural gas prices, which was an incremental cost of $6 million versus the prior year. Sales rose 7%. Fourth-quarter 2004 results included a $6.6 million restructuring charge.

We began to see the benefits of our pricing actions late in the quarter. We expect the full benefit of our price increases and surcharges to help mitigate the impact of high natural gas costs. We expect a significant sequential improvement in the first-quarter 2006 results. We expect price recovery, stronger sales of kaolin-based technologies for non-paper applications and continued strength in cosmetics and personal care to drive double-digit annual earnings growth through 2010.

In Materials Services, we reported $12 million of earnings, in large part due to increased volume and recycling for process technologies, the impact of platinum and rhodium demand related to pending diesel regulations and higher PGM prices versus last year.

Looking at equity earnings, we had another good quarter with earnings of $8 million, reflecting continued strength from our Asian joint ventures. Again, results from 2004 include proceeds from the liquidation of the assets of our former Engelhard-CLAL joint venture.

So to sum up the quarter and the year, I am pleased that we grew earnings, generated strong cash flow and posted solid returns. Our balanced approach to driving growth and managing the business mix across our Enterprise, coupled with an intense focus on productivity, enabled us to deliver another year of solid financial results, positioning us well for the future.

Let me comment briefly now on our announcement last month that our Board of Directors rejected BASF's unsolicited tender offer to acquire the Company for $37 per share as inadequate and not in the best interests of our stockholders. In addition to unanimously reaching this determination, our Board also directed the management team to explore strategic alternatives to seek to maximize value for our stockholders. We are working with Merrill Lynch in this process, which is now underway and are pleased with the level of interest we have received to date.

As we said when we announced that we would be exploring alternatives, we are committed to doing so expeditiously. However, as you can all understand, this process does take time. Should this exploration of strategic alternatives result in a transaction, we will announce it at the appropriate time.

BASF also announced last week that it has nominated two candidates for election at Engelhard's 2006 annual meeting. We responded by asking Engelhard's stockholders to support our Board's effort to maximize value by taking no action at this time with respect to BASF's potential proxy solicitation and outstanding tender offer. Given Engelhard's unique market position and attractive growth opportunities, the Board believes that the process we have embarked on could deliver higher value to stockholders than BASF's offer. Based on input from our stockholders and in light of the fact that Engelhard's common shares have consistently traded at substantial volumes above BASF's $37 per share offer since the date BASF publicly announced its intention to commence a tender offer, we believe that the market concurs with our assessment.

That concludes the topics I wanted to cover, so now let's get to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jeffrey Zekauskas, J.P. Morgan.

Jeffrey Zekauskas - J.P. Morgan - Analyst

Hi. Good morning.

Barry Perry - Engelhard - Chairman & CEO

Morning. Thanks. I thought for a minute there were no questions out there, Jeff.

Jeffrey Zekauskas - J.P. Morgan - Analyst

Well, I guess that allows me to ask more than one. The first question is, in your metals management business, I think the $11.7 million you reported is the best quarterly numbers since May 2002. How did you do it, and why is the business so unpredictable that it delivers such unusually high numbers? Or is this a new level that the business has come to?

Barry Perry - Engelhard - Chairman & CEO

We have communicated that we saw a fairly constant run-rate, a range, and that there would be occasional upsides. And those -- we cannot predict when customers decide to take positions, so in this particular case, there are a few drivers. One is, you will notice that our process technologies area is starting to see a lot stronger demand, which is people just -- capacity utilization rates are up. A lot of catalyst that is in reactors is due to be changed out. We are starting to see that happen. And whenever there is a change out, there is a metal requirement, there is a recycling opportunity, and that provides a lot of momentum for the Materials Services area.

The other is the regulations that begin to ramp up in 2007 increased the demand for platinum and rhodium, and we have seen a lot of activity in those areas as customers begin to put in the metal they need for us to meet that demand. I think the underlying driver beyond that is the fact that platinum and rhodium prices are a lot higher than they were a few years ago or even a year ago. So that is the third driver. So those three things kind of all combine to make it a high quarter. I cannot predict that it is going to be at that level ongoing. I think it is going to be back in the single digit range on average.

Jeffrey Zekauskas - J.P. Morgan - Analyst

The second question is, can you talk about the performance of the individual businesses in appearance and performance? And I know your natural gas costs were very very high. I assume that those costs are not immediately going away, so is that a business that has some challenges to meet in 2006?

Barry Perry - Engelhard - Chairman & CEO

No. I think the personal care and cosmetics area which is in that is doing very well. Everybody keeps talking about diesel, but that is one of the areas that is now over $100 million, and those acquisitions have just been integrated, and they are really starting to catch their stride. The same is true in our energy and fuel materials area, but that is a highlight within appearance.

In the colors area, that business is strong. We pretty much have most of the Home Depot business, which is doing very well. Our pearlescence continues to be running very well. The big -- and specialty kaolins. We have really been driving the kaolin mix away from paper, and our penetration of things like paints and coatings, concrete additives, plastics additives have very good growth rate. The big thing that has been hurting us obviously has been, well, it is kaolin in general, paper specifically.

We began very aggressively moving on prices late in 2005. Those prices are holding. We are also charging surcharges on energy. All our new contracts have a provision which deals with energy fluctuations so that we don't get caught this way in the future. And what -- those things are just starting to hit in the first quarter, so we saw a small impact on the price in the fourth quarter. The first quarter is already ahead of expectations. So that is why I said in my prepared remarks that we expected a very substantial sequential improvement in the first quarter in that area, and it is really dealing with the natural gas issue.

Jeffrey Zekauskas - J.P. Morgan - Analyst

And I guess lastly -- and thank you for the explanation. Lastly, on the BASF transaction or possible transactions, in general you advise shareholders to continue to hold their Engelhard shares and you have talked about there being inquiries for either you having contacted other parties or other parties having contacted you that may result in a higher shareholder value. And I guess I was puzzled as to why you said higher shareholder value. Why didn't you say that may result in a higher or a lower shareholder value? That is, why is there the inflection on the positive side in talking about the possibility?

Barry Perry - Engelhard - Chairman & CEO

Jeff, I don't know what you are asking me. Why am I -- help me?

Jeffrey Zekauskas - J.P. Morgan - Analyst

In other words, have you received inquiries that are higher than the BASF bid?

Barry Perry - Engelhard - Chairman & CEO

No, I have been very clear that we have not. Otherwise, we would have received the bid, and it would have been disclosed. I said we have received inquiries and expressions of interest, and that is what we have received.

Jeffrey Zekauskas - J.P. Morgan - Analyst

What is an inquiry or an expression of interest? I guess I don't know the definition.

Barry Perry - Engelhard - Chairman & CEO

Jeff, I just answered your question. I'm sorry.

Operator

Mike Sison, KeyBanc.

Mike Sison - KeyBanc - Analyst

I guess my first question is when you take a look at the outlook for Environmental Tech that you provided out to 2010, you have some very nice growth there in heavy-duty diesel. I just wanted to get a better feel, is that growth that I guess as a backlog meaning you sort of won an award through applications, or maybe there is a backlog for the first couple of years, and then you have to win more as we get to the end of the decade? I just wanted to get a feel for that growth because it is pretty strong growth.

Barry Perry - Engelhard - Chairman & CEO

Well, you know the leadtime in this market is not months, it is years. So they -- Mike, you would have to correct me if I'm wrong -- I think something like 80% of 2007 forecast has pretty much been determined.

Mike Sperduto - Engelhard - CFO

(multiple speakers) -- 2009.

Barry Perry - Engelhard - Chairman & CEO

So today our people are working on 2010 designs. So we know pretty well where we are going to be through or into 2009. The thing we don't know is we don't know how many cars of a certain engine size are going to be sold, but we certainly know the platforms that we are going to have. So there is confidence in that forecast.

Mike Sison - KeyBanc - Analyst

Right. Then if you take a similar view on the Process Technologies segment, very strong growth in refining, will you be adding capacity to hit that growth in FCC, or do you sort of have that growth already in the capacity in the pipeline?

Barry Perry - Engelhard - Chairman & CEO

If you look at FCC catalysts, we manage that capacity very closely because there since the very beginning of NaphthaMax™, our whole focus has been on enriching the mix because that is a business that does not grow dramatically over time. I think the larger point is we have expanded our view to energy and fuels materials, so the additives piece is growing at strong double-digits. And those additives are sold as companions to the catalyst, so our sales and earnings from that segment are growing very well.

If you look -- and what a lot of folks miss is we have made several acquisitions in the last two years that are now coming on. The NCIC acquisition in China where we have validated the translation of that technology into Western commercial markets in late 2005 has two impacts. One is in the chemical area. The other is it brings us syngas technology. And that syngas technology, combined with our current Fisher-Tropsche technology, gives us a full performance portfolio for gas to liquids, which as you know is going to be a market that is going to grow very nicely over the next five years.

The other thing and that is we've got some development activities of coal to liquids, which are really premature, but all that tells you is we are moving into that arena. We commercialized polyethylene catalysts in 2005, so that when I say commercialize, they have customers. So that going forward we won't be just a polypropylene catalyst supplier, we will have both elements. We retrofitted Tarragona to be able to provide Lynx™ technology. That ramped up in 2005 so that we can address our markets in Europe and Asia from that facility, as well as our facility in Texas. And the third piece, which is the proppants which we had not disclosed previously, that plant is being built. We have customer commitments already. The plant is going to start up in the second half and proppants -- and the reason we have customer commitments is the demand is very high for those materials to go into some of these exploration areas in the Western U.S. and Western Canada. So all of those things give us a lot of confidence in Process Technologies and the Ventures area.

Mike Sison - KeyBanc - Analyst

Right and let me just ask one last question on the offer by BASF. Clearly your view it is the shareholder value could be increased based on your outlook for 2010. Is there anything with the partnership with BASF in the event the offer was more palatable or better in your expectations? Did you think that it is the right partner for you guys longer-term, or could it be a good partner?

Barry Perry - Engelhard - Chairman & CEO

Our focus is on maximizing shareholder value. That is what the board is focused on and not on who it is.

Mike Sison - KeyBanc - Analyst

Right.

Barry Perry - Engelhard - Chairman & CEO

So we have not made selection on the who, just on the what.

Mike Sison - KeyBanc - Analyst

Right. So that really does not have much to do with it. It is more on the value that you think you can get either elsewhere or in another transaction?

Barry Perry - Engelhard - Chairman & CEO

The board is absolutely focused on maximizing shareholder value.

Operator

Chris Kapsch, Black Diamond Research.

Chris Kapsch - Black Diamond Research - Analyst

In the past both at a technology day in New Jersey and then at a New York presentation, you spent some time talking about the future opportunity in fuel cell technology. So in looking at the operating plan that was just disclosed just recently, I was a little surprised to see that that was not really factored meaningfully into the 2006 to 2010 plan. So I'm just wondering are you suggesting that obviously that the market maybe not developing through that timeframe, but should we not be placing any value -- should BASF or other potential suitors not be placing any value on your efforts in that space?

Barry Perry - Engelhard - Chairman & CEO

Well, the fuel cell activity is still ongoing. We still move a few million dollars of product there. There are like eight different products that are used to facilitate a fuel cell. We are also working on other alternative energy sources, and those are encapsulated in that Ventures Group. And if you look at Ventures -- I mean their contribution to earnings was hardly measurable in 2005, and it is going to be $15 million in 2006. [Actual operating earnings for the Ventures Group for 2005 was $6.1 million.] And I don't think anyone was anticipating that. I know there are people -- so I think it's going to be accounted for.

Our plan, however, really reflects those things that we have confidence in. So we don't have a good number for fuel cells, just like we don't have a good number for off-road diesel or we don't have a big number for Asian diesel, because those things have not crystallized, although we expect them to over the next two to three years.

Chris Kapsch - Black Diamond Research - Analyst

That is fair enough. Just a follow-up, the operating plan at midteens earnings growth through 2010, obviously that was an internal plan. That would not have been disclosed if not for the unsolicited bid by BASF. I'm curious typically how would those internal plans be typically translated into earnings guidance to the street?

Barry Perry - Engelhard - Chairman & CEO

Usually we do that -- at least for the last five years, we have done that every August, and when I talked to all of you at this time in February, the guidance usually reflects where we see the short-term. And --

Chris Kapsch - Black Diamond Research - Analyst

I guess what I'm wondering is how much of a haircut might you typically put on that internal plan in the formation of guidance?

Barry Perry - Engelhard - Chairman & CEO

That is our plan, and that is what we go with, and that is what we have been going with. And it is -- for example, when we started communicating to the investment community I think like six quarters ago, what was going to be happening in the entire environmental area and in the GTL area, that was really in our plan at that time. So that is one way that the long-term elements came into our guidance, and as it turns out, we are right on that what we have been saying for six quarters.

Chris Kapsch - Black Diamond Research - Analyst

Right. Okay. I know you cannot talk about the nature of the inquiries or expressions of interest at this point, but can you suggest maybe give us a hint like what continents they might be coming from?

Barry Perry - Engelhard - Chairman & CEO

(inaudible). They are widespread, and I think that is probably all I should say at this point.

Operator

David Begleiter, Deutsche Bank.

David Begleiter - Deutsche Bank - Analyst

In the op plan looking at heavy-duty diesel, I know that Matthey’s projections are nearly twice yours, so basically why are you right and they are wrong?

Barry Perry - Engelhard - Chairman & CEO

Well, I don't know if we are right or they are wrong, we are just being more conservative, and we will take the upside when it comes.

David Begleiter - Deutsche Bank - Analyst

Fair enough and you gave us a nice breakout of operating profit in that segment. Looking at about 11.8% op margin until 2010. Breaking it down between diesel and automotive, are the margins similar in those two product areas?

Barry Perry - Engelhard - Chairman & CEO

Yes, they are. The margins on the catalyst component are very similar.

David Begleiter - Deutsche Bank - Analyst

Okay. And in your op plan, how do you utilize the free cash?

Barry Perry - Engelhard - Chairman & CEO

Go ahead, Mike.

Mike Sperduto - Engelhard - CFO

Yes, when we do strategic plans, we target a debt to capital ratio of around 25, 30%. So we hold the capital structure the same, and to the extent that there is not capital spending in the plans to support that, we will put some more investment in. So we are not going to -- we will pay down debt only to a certain level.

David Begleiter - Deutsche Bank - Analyst

And you do as well an upside case and downside case for this op plan, Barry?

Barry Perry - Engelhard - Chairman & CEO

When we go through the discussion, we talk about upsides and downsides. They are not part of the plan. To use an example I have mentioned already, we know there are some upsides if the off-road diesel gets implemented more aggressively than we are anticipating. We know that Asia is looking at accelerating some of their regs. We know there are some plans to accelerate some GTL facilities. We don't put those in the plan because you make bad decisions, and we do that planning process in August separate from the budget and bonus discussion, so that does not influence how we think and act.

David Begleiter - Deutsche Bank - Analyst

Thank you very much.

Operator

John McNulty, Credit Suisse First Boston.

John McNulty - Credit Suisse First Boston - Analyst

A question on the Environmental Tech business. The margins definitely seemed light, and you gave a couple of reasons for why that might be the case in terms of sales being up so much and profits not. I'm wondering also, though, if there was any ramp-up for the heavy-duty diesel business that you are expecting to come on, if there were any incremental costs tied to that that also might be kind of weighing down that business?

Mike Sperduto - Engelhard - CFO

John, it is Mike. We are making very good inroads into the catalyst soot filter business in light-duty diesel in Europe, and those substrate parts are significant in value. So all the pass-through element of that costs about 2.5 on the margin in the quarter.

John McNulty - Credit Suisse First Boston - Analyst

Okay. So it is not a ramp-up really issue at all?

Mike Sperduto - Engelhard - CFO

No, it is basically pass-through substrates and the math on that.

John McNulty - Credit Suisse First Boston - Analyst

Okay. And then the run-rate for Materials Services, and I know you addressed this a little bit earlier in saying that it is not likely to stay at this 11 million level, but I'm wondering in the past you had guided us to a 2 to 3 or 2 to $4 million run-rate. You expect it to be single digits going forward? I assume we should not be going back to kind of the original 2 to 3 range, and it should be kind of more mid to upper single digits. Is that fair?

Mike Sperduto - Engelhard - CFO

John, this is Mike. We have said that, and we have said the business has upside from time to time. And I have also said to folks that when prices are up, particularly in PGMs which is our sweet spot, we tend to do well. So if you keep a look at platinum and rhodium and palladium, if they are vibrant and strong, you can probably think the business has some upside. But we're not about to forecast that, and our plans are relatively flat.

John McNulty - Credit Suisse First Boston - Analyst

Okay. Fair enough. Also, in terms of your natural gas exposure, do you have any hedges in place for '06 that may help to either protect or hopefully protect you from kind of what we have been seeing recently?

Barry Perry - Engelhard - Chairman & CEO

What we have, John, is we have some hedges, but we also have surcharges built into our pricing now and into our contracts. So, in effect, that is a hedge.

John McNulty - Credit Suisse First Boston - Analyst

With that in mind, the amount of -- kind of based on the amount of exposure that you have to natural gas indirectly to your customers, how much would you say or what percent of your business is tied to natural gas? Would you say you have these types of hedges or surcharges put in place that you are protected going forward?

Barry Perry - Engelhard - Chairman & CEO

Well, the natural gas -- the major impact is in APT, and then there is part of that that flows through because we make the substrates for catalysts in that same plant. So it impacts the way we price the kaolin that we sell to the paper industry and the specialty markets I referred to earlier, and it also impacts how we price some of our catalysts in Process Technologies. The Process Technologies guys have gotten price early, so they are -- that is reflected in their results and will continue to be reflected in their results.

John McNulty - Credit Suisse First Boston - Analyst

Okay. And then the last question, regarding the potential BASF transaction and the fact that you are looking for other ways to create shareholder value, do any of those ways include potentially instead of you being acquired, you being the acquirer?

Barry Perry - Engelhard - Chairman & CEO

The board is looking at all options that result in higher shareholder value.

Operator

Dmitry Silversteyn, Longbow Research.

Dmitry Silversteyn - Longbow Research - Analyst

A few questions if I may. Number one, looking at the differential between the top-line growth and the profit growth or profit decline in the Environmental Technologies segment, is the profitability of the light-duty diesel program that has been ramping up in Europe that much below the gasoline diesel or the gasoline catalyst to basically account for the mix shift that we're seeing in addition to the substrate pass-throughs that you talked about earlier?

Barry Perry - Engelhard - Chairman & CEO

The margins on those are roughly the same, whether it is light-duty, heavy-duty or gasoline. The thing, if you recall, we began communicating quite a while ago is the mix shift that is occurring in gasoline where if you look at -- you guys all get the data. If you look at Ward's Auto World, the car build in North America was up 2%, 2.2% I think. The build of SUVs and light trucks was down 22%.

Dmitry Silversteyn - Longbow Research - Analyst

Okay. So the mix of the area you're talking about is the mix within the gasoline market?

Barry Perry - Engelhard - Chairman & CEO

And we saw this coming, and that is why we began talking about it early on because there are simply more catalysts on a big 8 cylinder SUV than there are on a light-duty vehicle.

Dmitry Silversteyn - Longbow Research - Analyst

All right, thanks. Secondly, on the Appearance and Performance Technologies, I understand the impact of the energy and the profitability of your business. But if you look at that segment over the last couple of years, you kept complaining about the paper market kind of driving some of the weakness in there or contributing to the lack of growth, but paper markets relatively speaking for paper markets have been relatively strong over the last couple of years. So my question is, what happens to this business when the paper industry goes into a negative growth rate?

Barry Perry - Engelhard - Chairman & CEO

Well, obviously we don't sell paper. But the kaolin piece has been -- how can I best -- undisciplined, and I think what we're seeing is a couple of different dynamics. One is, we have shifted some of our capacity away from paper. We know that we have at least one other competitor that has taken down some capacity. So that certainly has a positive impact. I think also that the impact of natural gas -- I think even a cynic would believe that it is with us for sometime, and that reality is being reflected in pricing. So what is happening now is that the prices are starting to come up and the use of surcharges is becoming more of a practice. So I think it just took a few years for the industry, the industry being the kaolin industry, to come to grips with that.

Dmitry Silversteyn - Longbow Research - Analyst

Okay. Then the question on the BASF proposal, and specifically is BASF a significant customer or a supplier for you? Is there any benefit for them -- for you to be acquired by them, other than just providing an extra leg of growth for them?

Barry Perry - Engelhard - Chairman & CEO

Well, you will have to ask them about what the benefits are, but yes, BASF is a customer and a good customer. So they can I presume they calculated that benefit into their thinking.

Dmitry Silversteyn - Longbow Research - Analyst

Okay. And then the final question you provided kind of a five-year guidance in terms of what you expect for the growth rate and the margins to be. Is there anything specific you can tell us about 2006, and even more specific is there any guidance on option expensing in 2006?

Mike Sperduto - Engelhard - CFO

Well, we are adopting 123R, and I think it will be $0.05 a share, and that is reflected in our plans. And given where the stock price has been in the first quarter and relative to BASF’s offer, we have some dilution going on in the first quarter. So we will have to see how this plays out, but we may have a large share buyback to offset that in the outer quarters. But we will wait and see. Given the situation, we are not buying stock at the moment.

Dmitry Silversteyn - Longbow Research - Analyst

Okay. And as far as the earnings outlook for 2006?

Mike Sperduto - Engelhard - CFO

Double-digits from the technology segments as we reported, and that is about it. That is all we are going to say.

Operator

Brandy Chen, Credit Suisse.

Brandy Chen - Credit Suisse - Analyst

Would it be reasonable to assume that the multiple parties that have indicated interest would have the financial wherewithal to compete with an all-cash offer from BASF?

Barry Perry - Engelhard - Chairman & CEO

Well, clearly the board is not going to move forward with a transaction with somebody who cannot afford it.

Brandy Chen - Credit Suisse - Analyst

Okay. Thank you.

Operator

Jeffrey Zekauskas, J.P. Morgan.

Jeffrey Zekauskas - J.P. Morgan - Analyst

If I could just follow-up --

Barry Perry - Engelhard - Chairman & CEO

That is question number four you are about to ask.

Jeffrey Zekauskas - J.P. Morgan - Analyst

It could be my last chance. I don't know.

Barry Perry - Engelhard - Chairman & CEO

That is a fact.

Jeffrey Zekauskas - J.P. Morgan - Analyst

There was just a comment that Mike made a moment or two ago when he said that there might be some dilution in the first quarter, but then that might be followed by a large share repurchase. I was just puzzled by that remark? Why would it be followed by a large share repurchase?

Mike Sperduto - Engelhard - CFO

Right now there is dilution given the fact that there are options being exercised by various employees and former employees mostly. To the extent it is a going concern, for the long-term, we would sell — our policy is then to manage the share creep. That is not being managed in the first quarter. It is just whatever is happening is happening.

Jeffrey Zekauskas - J.P. Morgan - Analyst

Okay. So what you would do is you would try to minimize the share creep?

Mike Sperduto - Engelhard - CFO

Exactly.

Operator

Mike Sison, KeyBanc.

Mike Sison - KeyBanc - Analyst

I just had a couple of quick questions on chemical catalysts. It looks like based on the slide you gave us that it might be about $300 million business roughly in terms of sales growing to 450. Did you see an inflection point in the fourth quarter in terms of -- probably not the fourth quarter, but with the hurricanes. But do you expect to see a nice inflection point at some point in terms of sales for that business in '06?

Barry Perry - Engelhard - Chairman & CEO

The business has been for -- I mean part of our last year's plan actually had identified an improvement through 2006 from a series of factors which I touched on earlier. So the fourth quarter was very strong, but we expect that business to continue at double-digit rates through 2006.

Mike Sison - KeyBanc - Analyst

Okay. Thank you.

Operator

P.J. Juvekar, Citigroup.

P.J. Juvekar - Citigroup - Analyst

So can you tell us what has been happening with the substrate prices, and how does that impact your margins?

Barry Perry - Engelhard - Chairman & CEO

I don't have all the details on substrate pricing.

P.J. Juvekar - Citigroup - Analyst

Roughly. Is it up significantly?

Mike Sperduto - Engelhard - CFO

The catalytic soot filters for the light-duty diesels are significantly higher than the other parts, the historical substrates. So the impact on the margins as I said before was about 2.5 points on EP's margins in the fourth quarter.

Barry Perry - Engelhard - Chairman & CEO

You know, if you give me the diameter of the substrate you are interested in and the porosity, we can get a price for you.

P.J. Juvekar - Citigroup - Analyst

No. (multiple speakers). I was just looking at unit prices.

Barry Perry - Engelhard - Chairman & CEO

They vary dramatically in size, they vary in density, and they vary in material. So there is not a singular price. That is why I used that range because it is not a fixed number.

P.J. Juvekar - Citigroup - Analyst

Right. And did you say that your operating margins for gasoline light-duty diesel and heavy-duty diesel are roughly about similar?

Barry Perry - Engelhard - Chairman & CEO

Yes. The operating margins on the catalysts are roughly similar, yes.

P.J. Juvekar - Citigroup - Analyst

Lastly on the BASF offer, you talked about expression of interest from other parties, which is fine. You never said that you were better off going alone. So is going alone an option?

Barry Perry - Engelhard - Chairman & CEO

The board continues to evaluate all options that increase shareholder value.

P.J. Juvekar - Citigroup - Analyst

Okay. Thank you.

Barry Perry - Engelhard - Chairman & CEO

Sorry, P.J. That is the best I can do for you.

P.J. Juvekar - Citigroup - Analyst

All right. I understand. Thank you.

Operator

[Sam Saba], Quattro Global Capital.

S.T. Tallapragada - Quattro Global Capital - Analyst

It is S.T. Tallapragada with Sam Saba. In your presentation responding to BASF's offer, you note on one of the slides that BASF indicated privately that it did not factor synergies into its price. And then you show a chart with precedent transactions in the sector that have yielded synergies in excess of 10% of sales. Do you believe that a combination with BASF is likely to achieve synergies comparable in magnitude, and does that reflect a percent of target sales only or sales of the combined entity?

Barry Perry - Engelhard - Chairman & CEO

I think it is the combined entity. At least that is what the data is. It is very difficult for us to put a precise number on synergies as it is difficult for them to put a precise number on it. But we do know that there are some overlaps. The U.S. headquarters are like 25, 28 miles away. And I think once the two organizations got together, there would be certainly a reasonable level of synergies.

S.T. Tallapragada - Quattro Global Capital - Analyst

Okay. And with regard to BASF's announced intention to expand the board, by how many seats can they expand the board, and can they do all of this at the next annual meeting? And what would that mean for the new composition of the board?

Barry Perry - Engelhard - Chairman & CEO

Well, you know, they can take some actions, and I think all these things are driven by (technical difficulty)-- with shareholder approval, and I think because in the end the shareholders own the Company. And if the shareholders want to move with whatever it is they are proposing, they can vote accordingly and it will happen. If the shareholders don't want to move in that direction, if there are opportunities for them to have greater value doing something else, then they won't vote for it.

But our intent is not to block things for the sake of blocking them. Our intent is to maximize shareholder value, and we will use the tools necessary to ensure that our shareholders get the most value.

S.T. Tallapragada - Quattro Global Capital - Analyst

Great and one last question. And that is, I don't know if you can discuss this in many more detail, I know questions have been asked about this, but are the expressions of interest that you have alluded to are they from both financial and strategic buyers, or are they primarily just from strategic?

Barry Perry - Engelhard - Chairman & CEO

I can only respond that they have been broadly based, and that is about it.

S.T. Tallapragada - Quattro Global Capital - Analyst

Thanks and congratulations on a great quarter.

Operator

Due to time constraints, we will not be taking any further questions. This concludes today's conference. Thank you for your participation.

Barry Perry - Engelhard - Chairman & CEO

Thank you very much.